Exhibit 1.1

SANOFI-AVENTIS

Limited liability company (Société Anonyme à conseil d’administration)

Registered capital : 2,708,476,850 Euros

Registered office : 174, avenue de France, 75013 PARIS

Registration number : PARIS 395 030 844

BY LAWS as at February 23, 2006

(statuts)

PART I

GENERAL PROVISIONS

Article 1 – Form of company

The company, in the form of a limited liability company (société anonyme), is governed by applicable laws and regulations as well as by these by-laws (statuts).

Article 2 – Corporate name

The name of the company is: sanofi-aventis.

Article 3 – Corporate Purposes

The company’s corporate purposes, in France and abroad, are:

•	Acquiring interests and holdings, in any form whatsoever, in any company or enterprise, in existence or to be created, connected directly or indirectly with the health and fine chemistry sectors, human and animal therapeutics, nutrition and bio-industry;

in the following areas:

•	Purchase and sale of all raw materials and products necessary for these activities;

•	Research, study, and development of new products, techniques and processes;

•	Manufacture and sale of all chemical, biological, dietary and hygienic products;

•	Obtaining or acquiring all intellectual property rights related to results obtained and, in particular, filing all patents, trademarks and models, processes or inventions;

•	Operating directly or indirectly, purchasing, and transferring – for free or for consideration – pledging or securing all intellectual property rights, particularly all patents, trademarks and models, processes or inventions;

•	Obtaining, operating, holding and granting all licences;

•	Participating, within group policy framework, in financing transactions and, in compliance with applicable legal provisions, whether in the capacity of leader or not, either in the form of centralising accounts or centralised management of foreign exchange risks, intra-group settlements (“netting”), or, again, in any form authorised by applicable legislation;

And, more generally:

•	All commercial, industrial, real or personal, property financial or other transactions, connected directly or indirectly, totally or partially, with the activities described above and with all similar or related activities and even with any other purposes likely to encourage or develop the company’s activities.

Article 4 – Registered office

The registered office is located at: 174, Avenue de France, PARIS 75013.

Should a transfer of the registered office be decided upon by the Board of Directors (Conseil d’Administration), the Board is authorised to modify the statuts accordingly.

Article 5 – Term of company

The term of the company will expire on May 18, 2093 unless dissolved prior to that date or extended by a decision of the extraordinary general shareholder’s meeting.

PART II

SHARE CAPITAL

Article 6 – Registered Capital

The registered capital is €2,708,476,850 (two billion seven hundred and eight million four hundred and seventy-six thousand eight hundred and fifty euros).

The registered capital is divided into 1,354,238,425 shares with a par value of €2 each, all of the same category and paid for in full.

Article 7 – Form of shares

The shares are registered or bearer shares, according to the shareholder’s choice, under the conditions established by applicable legal provisions.

The company may apply legislative and regulatory provisions concerning the identification of holders of securities giving them the immediate or future right to vote.

Any individual or entity, acting individually or jointly, who acquires a number of shares representing a proportion of the capital or of voting rights equal to or exceeding 1% of the share capital, or any multiple of this percentage, even beyond the minimum declaration limits laid down by the legal and regulatory provisions, must inform the company of the total number of shares and voting rights held by the individual or entity and also of any securities giving future access to the capital or voting rights which may potentially be attached. Notification is to be made by registered mail, return receipt requested, within five stock exchange days of the date on which the threshold was reached.

The obligation to notify the company also applies when the shareholder’s holding of the capital or voting rights falls to a level below each of those thresholds described in the third paragraph of this article.

The penalties provided for by law in cases of non-compliance with the obligation to declare the crossing of the legal threshold also apply in case of non-declaration of the crossing of threshold prescribed by these statuts recorded in the minutes of the shareholders’ meeting upon the request of one or more shareholders holding at least 5% of the company’s share capital or voting rights.

Article 8 – Conveyance and transfer of shares

The shares are freely negotiable.

The transfer of shares occurs by transfer from one account to another in accordance with the conditions laid down by law and regulations.

Article 9 – Rights and obligations attached to each share

1°)	With regard to ownership of the corporate assets, sharing of profits and the liquidation surplus, each share entitles its owner to an amount in proportion to the number of existing shares.

2°)	Whenever it is necessary to possess a certain number of shares to exercise a right, the owners who do not possess that number of shares are responsible for taking any steps to combine the number required.

3°)	Each shareholder has as many votes as the number of shares he owns or represents subject to the provisions below.

A double voting right is assigned to each registered share that is paid for in full and that has been registered in the name of the same shareholder for at least two years.

The double vote ceases automatically for any share converted into a bearer share or transferred from one owner to another, subject to exceptions laid down by law. Bonus shares arising from an increase of share capital by incorporation of reserves, profits or share premiums receive the benefit of the double vote as from the time of their issue in so far as they have been assigned on the basis of shares already benefiting from this right.

Article 10 – Paying-up (libération) of shares

Sums that are due on shares to be paid for in cash are requested by the Board of Directors which determines the dates and extent of the calls for funds.

Shareholders who do not make the payments due on the shares they hold automatically owe the company default interest calculated on a daily basis starting from the due date, at the legal rate in business matters increased by three points, without prejudice to the compulsory enforcement measures provided by law.

PART III

MANAGEMENT OF THE COMPANY

Article 11 – Board of Directors

The company shall be administered by a Board of Directors composed of between three and eighteen members.

As soon as the number of directors aged over 70 represents more than one-third of the directors in office, the oldest director shall be deemed to have resigned; his term of office shall end at the date of the next Ordinary General Meeting.

Each director must own at least one share during his term of office.

Directors shall hold office for a maximum of five years; reappointment of directors shall be on a rotation basis.

The Ordinary General Meeting shall set the term of office of directors such that members of the Board are reappointed on a regular basis in the most equal proportions possible. However, terms of office in progress shall continue until the expiry date originally set.

Each member standing down shall be eligible for reappointment.

Article 12 – Chairman and Vice-Chairman of the Board of Directors

The Board of Directors shall elect from among its members a Chairman, who must be a natural person less than 68 years of age.

The Board may appoint from among its members a Vice-Chairman, who must be a natural person less than 65 years of age.

They may be appointed for their entire term of office as directors.

In the event of the temporary incapacity, resignation, death or non-reappointment of the Chairman, the Board of Directors may delegate another director to act as chairman. In the event of temporary incapacity, such delegation shall be given for a limited period and shall be renewable. In other cases, it shall be valid until a new Chairman is elected.

The Chairman shall represent the Board or Directors. He shall organise and direct the work of the Board, and be accountable for this to the General Meeting.

He shall ensure that the company’s organs of management operate properly, and in particular that the directors are capable of fulfilling their duties.

Article 13 – Deliberations of the Board

The Board of Directors shall meet as often as required by the interests of the company, either at the registered office or at any other place indicated in the notice of the meeting. The Chairman may notify the directors of meetings of the Board of Directors by any means, even orally.

Meetings of the Board of Directors shall be chaired by the Chairman of the Board of Directors or in his absence by the Vice-Chairman. If the Chairman and Vice-Chairman are both absent, the Board of Directors shall appoint, for each meeting, a member who will chair the meeting.

Decisions shall be taken on the quorum and majority conditions stipulated by law.

The secretary of the Board of Directors shall be authorised to certify as a true record copies of and extracts from minutes of Board meetings.

Article 14 – Board’s powers

The Board of Directors shall determine the strategic orientations of the company’s business and ensure they are implemented.

Subject to powers expressly granted to shareholders’ meetings and within the limits of the corporate objects, the Board shall address any issue of relevance to the proper functioning of the company, and shall by its deliberations settle all matters that concern it.

The Board shall perform controls and tests as it sees fit. Each director shall receive all the information necessary for the fulfilment of his duties, and may have disclosed to him all documents that he judges to be useful.

Article 15 – Committees

The Board may appoint one or several committees. The members of committees are responsible for examining any matters referred to them by the Board or the Chairman.

Article 16 – Management

In accordance with the law, the executive management of the company shall be conducted under the responsibility of the Chairman of the Board of Directors, either by himself or by another natural person appointed by the Board of Directors and bearing the title of Chief Executive Officer.

The Board of Directors shall decide which of these two methods of executive management to adopt on a majority of directors present or represented.

If the executive management of the company is conducted by the Chairman, the provisions contained in the law and regulations and in the bylaws relating to the Chief Executive Officer shall apply to him except for those concerning the age limit. He shall take the title of Chairman and Chief Executive Officer and shall hold office until the age of 68.

The Chief Executive Officer shall have the broadest powers to act in all circumstances in the name of the company. He shall exercise his powers within the limits of the corporate objects and subject to those powers expressly granted by law to shareholders’ meetings and to the Board of Directors. He shall represent the company in its dealings with third parties.

On a proposal by the Chief Executive Officer, whether this function be assumed by the Chairman of the Board or by another person, the Board of Directors may appoint from one to five persons in charge of assisting the Chief Executive Officer, with the title of Deputy Chief Executive Officer.

In agreement with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers granted to the Deputy Chief Executive Officers.

In dealings with third parties, the Deputy Chief Executive Officers shall have the same powers as the Chief Executive Officer.

Article 17 – Observers (censeurs)

On the Chairman’s proposal, the Board may appoint up to two observers (censeurs). Observers are chosen from amongst the shareholders and are appointed for a period of five years. The observers may be re-appointed. They may be dismissed at any time by decision of the Board of Directors.

Their assignment is to ensure that the statuts are strictly enforced. They are convened to Board meetings and participate in the deliberations and hold consulting votes at those meetings; however, their absence from such meetings is not detrimental to the validity of the proceedings.

They examine the annual accounts and address comments to the members of the ordinary general shareholders’ meeting as they deem necessary.

The Board may remunerate the observers by deducting sums from the amount of the attendance fees allotted by the general shareholders’ meeting to Board members.

PART IV

STATUTORY AUDITORS

Article 18 – Statutory Auditors

One or several principal auditors are appointed and carry out their audit assignment in compliance with the law.

PART V

GENERAL SHAREHOLDERS’ MEETINGS

Article 19 – Right of access — Representation

1°)	All shareholders shall be entitled to attend personally or by proxy, on presentation of proof of identity and of share ownership, in the form and at the places indicated in the notice of the meeting, no less than five days before the date of the General Meeting. The Board of Directors shall always have the option of reducing this period, but only for the benefit of all shareholders.

2°)	All shareholders may be represented by their spouse or by another shareholder at all meetings. They may also vote by mail on the conditions stipulated by law.

3°)	All shareholders may also, if the Board of Directors so decides at the time the meeting is called, participate in and vote at meetings by video-conference link or by any means of telecommunication that enables him to be identified on the conditions stipulated by and in accordance with the terms laid down by the legal provisions in force.

Article 20 – Notice of general shareholders’ meetings

The meetings are convened by the Board of Directors under the conditions and within the time limits prescribed by law. They are held at the registered office or at in any other place indicated in the convening letter or notice.

Article 21 – Meeting committee

The general shareholders’ meeting is presided over by the Chairman of the Board of Directors or, in his absence, by a director appointed by the Board.

The duties of examiner (scrutateur) are fulfilled by the two shareholders, present and willing, who hold the greatest number of votes both in their own name and in their capacity as authorised agents.

The committee appoints a secretary who need not be a member of the general meeting.

Article 22 – General shareholders’ meetings

Ordinary and extraordinary general shareholders’ meetings, acting under the conditions of quorum and majority laid down by law, exercise the powers assigned to them in compliance with the law.

PART VI

ALLOCATION OF PROFITS

Article 23 – Financial year

Each financial year starts on January 1st and ends on December 31st.

Article 24 – Allocation of profits

1°)	The profit or loss of the financial year is the difference between the income and expenses of the financial year, after deduction of depreciation and sums appropriated to reserve funds, as shown in the profit and loss account.

2°)	From the profit of the financial year, decreased, as the case may be, by prior losses, a deduction of at least five per cent is made, this deduction being allocated for the creation of a reserve fund known as the “legal reserve”. This deduction is no longer compulsory when the amount of the legal reserve reaches one-tenth of the registered capital. The deduction begins again if, for any reason whatsoever, the legal reserve falls to a level below the said fraction.

The remaining balance, increased, as the case may be, by the profit carried forward, constitutes the distributable profit.

On the Board’s proposal, the ordinary general shareholders’ meeting may decide that the distributable profit may, totally or partially, be carried forward or assigned to one or several general or special reserve funds.

Article 25 – Dividends

The general shareholders’ meeting, voting on the accounts of the financial year, may grant each shareholder for all or part of the dividend to be distributed, the option to choose between receiving payment of the dividends in cash or shares.

Subject to prevailing legal or regulatory provisions, the Board of Directors may pay interim dividends in cash or shares, even during the course of the financial year.

PART VII

DISSOLUTION — LIQUIDATION

Article 26

On the expiry of the term of the company or in case of dissolution prior to that date, the general shareholders’ meeting rules on the mode of liquidation and appoints one or several liquidators whose powers it determines and who carry out their duties, in compliance with the law.

The liquidation proceeds are first used to pay liabilities. Subsequent to this payment and after payment of liquidation costs, the surplus is used to reimburse the par value of the shares; the balance is distributed amongst the shareholders in the same proportions as their participation in the share capital.

PART VIII

DISPUTES

Article 27

Any disputes that may arise during the life of the company or its liquidation, either between the shareholders and the company or between the shareholders themselves, concerning the interpretation or enforcement of these statuts or generally regarding corporate business, are subject to the jurisdiction of the competent courts.